Exhibit 10.1

August 12, 2010

Mr. Alan M. Bennett
c/o H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri   64105

Re:  Employment Agreement

This is your EMPLOYMENT AGREEMENT (this “Agreement”) with H&R BLOCK MANAGEMENT, LLC, a Delaware limited liability company (the “Company”).  It sets forth the terms of your employment with the Company and its Affiliates (as defined below) from time to time.

1.	Your Position, Performance and Other Activities

(a) Agreement as to Employment; Titles.  Effective as of July 7, 2010 (the “Employment Date”), the Company hereby employs you to serve in the capacity of President and Chief Executive Officer of the Company and President and Chief Executive Officer of H&R BLOCK, INC., a Missouri Corporation (“Block”) and the indirect parent corporation of the Company, and you hereby accept such employment by the Company, subject to the terms of this Agreement.

(b) Duties.  During the Term, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers in publicly traded United States-based companies of similar size, and such other duties, authorities and responsibilities as Block’s Board of Directors (the “Board”) designates from time to time that are not inconsistent with your positions.  You will report directly to the full Board, which will provide overall direction and oversight.

(c) Location of Employment.  Your location of employment will be the principal executive office of the Company in Kansas City, Missouri.

(d) Performance and Other Activities.  So long as you are employed under this Agreement, you agree to devote your full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge your duties hereunder, provided that the foregoing shall not prevent you from (i) serving on the boards of directors of non-profit organizations, (ii) continuing to serve on the boards of directors of Halliburton Company and The TJX Companies, Inc., (iii) participating in charitable, civic, educational, professional, community or industry affairs, although any speaking engagements must be on behalf of Block and you may not receive any remuneration for such speaking engagements and (iv) managing your passive personal investments, so long as such activities described in clauses (i), (iii) and (iv) in the aggregate do not materially interfere or conflict with your full-time employment hereunder and do not violate the other provisions of this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct, which you acknowledge having read and understood.  You will comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to your position.  You understand that the business of Block, the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary an “Affiliate”) may be subject to governmental regulation, some of which may require you to submit to background investigation as a condition of Block, the Company, and/or Affiliates’ participation in certain activities subject to such regulation.  If you, Block, the Company, or Affiliates are unable to participate, in whole or in part, in any such activity solely as the result of any action or inaction on your part, then this Agreement and your employment hereunder may be terminated by the Company without notice.

(e) Board Membership.  During the Term, the Board will nominate you for re-election as a member of the Board at the expiration of your then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2.	Term of Your Employment

Your employment under this Agreement will begin on the Employment Date and end upon the date of termination of this Agreement pursuant to the terms hereof (the “Term”).

3.	Your Compensation

(a) Base Salary.  The Company will pay to you a gross salary during the Term of $950,000 per annum (“Base Salary”), payable semimonthly or at any other pay periods as the Company may use for its other executive-level employees.  The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee") and may be adjusted upward but not downward.

(b) Cash Signing Bonus.  The Company paid to you a cash signing bonus of $900,000 on July 18, 2010.

(c) Annual  Bonus.  The Company will pay to you an annual bonus upon achievement of performance goals for each fiscal year during the Term, as adopted by the Compensation Committee in consultation with you, with a target annual bonus equal to 125% of Base Salary.  Notwithstanding anything to the contrary, the annual bonus for fiscal year 2011 will not be less than $700,000 (which $700,000 amount shall be the "Minimum Annual Bonus"), unless your employment is terminated by the Company for Cause (as defined below) or you terminate not for Good Reason (as defined below) before the last day of fiscal year 2011.

(d) Initial Option Grant.  As authorized under the H&R Block 2003 Long-Term Executive Compensation Plan, as amended (the “2003 Plan”), you were granted on July 12, 2010 (the “Grant Date”) a non-qualified stock option (the “Stock Option”) under the 2003 Plan to purchase 1,000,000 shares of Block’s common stock at an option price per share equal to its closing price on the New York Stock Exchange on the Grant Date, such option to expire on the earlier of (i) the fifth anniversary of the termination of your employment with the Company, or (ii) the tenth anniversary of the Grant Date.  The Stock Option will vest and become exercisable in four equal annual installments, beginning on the first anniversary of the Grant Date; provided that the Stock Option will vest in full upon your termination (x) for Good Reason, (y) by the Company without Cause, or (z) due to your death, Disability (defined below) or Retirement (as defined below); provided further that, notwithstanding such accelerated vesting, the options will continue to become exercisable only (1) in four equal annual installments, beginning on the first anniversary of the Grant Date, or (2) upon a Change in Control of the Company, if earlier.

(e) Housing and Certain Travel Expenses.  During the first six months of the Term, (i) the Company will provide temporary furnished housing in Kansas City, Missouri and the use of a full size car to be garaged in Kansas City, Missouri, in each case as reasonably selected by you, and (ii) the Company will provide you and your family the use of private jet aircraft for weekly travel between your Connecticut or Florida residences and Kansas City, Missouri.  During the entire Term you will be entitled to the use of private jet aircraft for other Company-related travel.  To the extent that you incur taxable income related to any benefits provided in this Section 3(e), the Company will pay to you such additional amount as is necessary to “gross up” such benefits and cover the anticipated income, earnings and employment tax liability resulting from such taxable income so that the economic benefit to you is the same as if such payments were provided to you on a non-taxable basis.  Such amount will be paid to you promptly but, in any event, no later than by the end of the calendar year next following the calendar year in which you remit the income tax due in respect of these benefits.

(f) Business Expenses.  The Company will promptly pay directly, or reimburse you for, all business expenses, to the extent such expenses are paid or incurred by you during the Term in accordance with the Company’s policy in effect from time to time and to the extent such expenses are reasonable and necessary to your conduct of the Company’s business.

(g) Health Benefits.  The Company will promptly reimburse you for any out-of-network charges you may incur while you are in Kansas City, Missouri in connection with the business of the Company and its Affiliates under the terms of the retiree medical program in which you participate.

(h) Other Benefits.  During the Term and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to you such insurance, sick leave, deferred compensation, vacation and other like benefits as are approved and provided from time to time to the other executive-level employees of the Company or Affiliates.  Coverage and eligibility for any such benefits are subject to the terms of the various plans as they may be amended from time to time pursuant to their respective terms.  You will also be eligible for additional long term incentive awards, as determined by the Compensation Committee.

(i) Definitions.

(i) "Change in Control" means the occurrence of one or more of the following events:

(A) Any one person, or more than one person acting as a group, acquires ownership of stock of Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Block.  If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 3 (i)(i)(A).

(B) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Block possessing 35 percent or more of the total voting power of the stock of Block.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(C) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(D) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, there is no Change in Control event under this Section 3(i)(i)(D) when there is a transfer to an entity that is controlled by the shareholders of Block immediately after the transfer. A transfer of assets by Block is not treated as a change in the ownership of such assets if the assets are transferred to:  (I) a shareholder of Block (immediately before the asset transfer) in exchange for or with respect to its stock; (II) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by Block; (III) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of Block; or (IV) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (III) above.

(E) The completion of a reorganization, merger or consolidation of Block, in each case, unless following such reorganization, merger or consolidation, the shareholders who were the beneficial owners of the voting securities of Block immediately prior to such reorganization, merger or consolidation continue to beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership, immediately prior to such reorganization, merger or consolidation, of the voting securities of Block entitled to vote generally in the election of directors.

Persons who are considered to be acting as a group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act and Section 409A of the Code, will be considered to be acting as a group for purposes of this Section 3(i)(i).

(ii) "Disability" means your absence from your responsibilities with the Company on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury.

4.	Termination of Employment

(a) Without Notice.  The Company may, at any time, in its sole discretion, terminate your employment without notice for Cause.  For purposes of this Agreement, the term “Cause” means:

(i) your commission of an act materially and demonstrably detrimental to the good will of Block, the Company or any Affiliate, which act constitutes gross negligence or willful misconduct by you in the performance of your material duties to Block, the Company or any Affiliate; or

(ii) your commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or your material enrichment at the expense of Block, the Company or any Affiliate; or

(iii) your material violation of Sections 5 or 6 of this Agreement which violation, if curable, is not cured by you within 30 days of the Company providing you with written notice of such material violation; or

(iv) your inability or the inability of Block, the Company, and/or an Affiliate to participate, in whole or in part, in any activity subject to governmental regulation and material to the business of Block, the Company and/or any Affiliate solely as the result of any action or inaction by you, as described in Section 1(d), which action or inaction, if curable, is not cured by you within 30 days of the Company providing you with written notice of such action or inaction.

(b) With Notice.  Either party may terminate your employment for any reason, or no reason, by providing at any time after April 30, 2011 not less than 90 days’ prior written notice of such termination to the other party, and, if such notice is properly given, your employment hereunder will terminate as of the close of business on the 90th day after such notice is deemed to have been given or such later date as is specified in such notice.  Notwithstanding the foregoing, if you give written notice of termination as the result of Good Reason and the Company fails to cure such Good Reason within 30 days of such notice, your termination will be effective at the end of such 30-day cure period.  If a written notice of termination is provided by either you or the Company, the Company may, in its sole discretion, relieve you of your duties, responsibilities and title during the period prior to your termination date; provided, however, that during such period you shall remain an employee of the Company with the same compensation and benefit arrangements as in place immediately prior to delivery of the termination notice.

(c) Death or Disability.  If your employment is terminated because of your death, the termination will be effective immediately.  If the Company determines in good faith that your Disability has occurred, it may give you a written notice of termination.  If within 30 days of such notice of termination you do not return to full-time performance of your responsibilities, your employment will terminate.  If you return to full-time performance in that 30-day period, the notice of termination will be cancelled for all purposes of this Agreement.  Solely for purposes of determining your entitlement to severance benefits under Section 4(d) below, any termination of employment due to your death or Disability pursuant to this section shall be treated the same as a termination by you without Good Reason.  If you die or become Disabled after you provide a valid notice of termination with Good Reason or the Company provides a notice of termination without Cause, your termination will be treated as a termination by the Company not for Cause, effective as of the date of termination of your employment due to death or Disability pursuant to this section.

(d) Severance.  Upon a termination of your employment prior to the end of the Term by the Company without Cause or by you for Good Reason (other than solely due to your Retirement), you will be entitled to a lump sum payment equal to the sum of: (i) 50% of your Base Salary, and (ii) any unpaid Minimum Annual Bonus.  Upon a termination of your employment prior to the end of the Term by the Company for Cause or by you without Good Reason, you will receive Base Salary through the effective date of termination.

(e) Related Definitions.

(i) “Good Reason” means any of the following events, without your express written consent, unless such events are fully corrected by the Company within 30 days after you give a termination notice:

(A) A material diminution in your Base Salary;

(B) Relocation of your location of employment outside of the Kansas City, Missouri metropolitan area;

(C) Retirement;

(D) A material diminution in your status, duties, or authority as President and Chief Executive Officer of Block, or a requirement to report to anyone other than the full Block Board (but, if Block becomes a subsidiary of another entity, “Block Board” shall be deemed to refer to the board of directors (or other governing body) of the ultimate parent entity of Block); or

(E) Any other action or inaction that constitutes a material breach by the Company of this Agreement.

If you do not give a termination notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.

(ii) "Retirement" means termination (other than a termination by the Company for Cause) of your employment either (A) after you reach age 61 on July 11, 2011, or (ii) after the occurrence of a Change in Control.

(f) Resignations.  Upon any termination of your employment with the Company for any reason, you agree to promptly resign as a director of Block and from any other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Block and/or any Affiliate.  You shall promptly execute any further documentation thereof as requested by the Company and, if you are to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

(g) No Duplication of Benefits.  Any termination payments made and benefits provided under this Agreement to you shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of Block and/or any Affiliate or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

5.	Confidentiality

(a) Background and Relationship of Parties.  The parties hereto acknowledge (for all purposes including, without limitation, Sections 5 and 6 of this Agreement) that Block, the Company, or Affiliates have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with your employment by the Company, you will be expected to have access to all information of value to the Company and Block and that your employment creates a relationship of confidence and trust between you and Block with respect to any information applicable to the businesses of Block, the Company, or Affiliates.  You will possess or have unfettered access to information that has been created, developed, or acquired by Block, the Company, or Affiliates or otherwise become known to Block, the Company, or Affiliates and which has commercial value in the businesses in which Block, the Company, or Affiliates have been and will be engaged and has not been publicly disclosed by Block.  All information described above is hereinafter called “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, data bases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans.  Proprietary Information does not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.

(b) Proprietary Information is Property of Block.

(i) All Proprietary Information is the sole property of Block (or the applicable Affiliate) and its assigns, and Block (or the applicable Affiliate) is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block (or any Affiliate) is at any particular time developing or marketing the same.  You hereby assign to Block any rights you may have or may acquire in such Proprietary Information.  At all times during and after your employment with the Company or any Affiliate, you will keep in strictest confidence and trust all Proprietary Information and you will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of the Company or as may be required by law or the order of any court or governmental authority.

(ii) In the event of any termination of your employment hereunder, you will promptly deliver to the Company all copies of all documents, notes, drawings, programs, software, specifications, documentation, data, Proprietary Information, and other materials and property of any nature belonging to Block or any Affiliate and obtained during the course of your employment with the Company.  In addition, upon such termination, you will not remove from the premises of Block or any Affiliate any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.

6.	Covenants

(a) General.  The parties hereto acknowledge that, during the course of your employment by the Company, you will have access to information valuable to the Company, Block and/or Affiliates concerning the employees of Block, the Company and/or Affiliates (“Block Employees”) and, in addition to your access to such information, you may, during (and in the course of) your employment by the Company, develop relationships with such Block Employees whereby information valuable to Block, the Company and/or Affiliates concerning the Block Employees was acquired by you.  Such information includes, without limitation: the identity, skills, and performance levels of the Block Employees, as well as compensation and benefits paid by Block, the Company and/or Affiliates to such Block Employees.  You agree and understand that it is important to protect Block, the Company, Affiliates and their employees, agents, directors, and clients from the unauthorized use and appropriation of Block Employee information, Proprietary Information, and trade secret business information developed, held, or used by Block, the Company, or Affiliates, and to protect Block, the Company, and Affiliates and their employees, agents, directors, and customers you agree to the covenants described in this Section 6.

(b) Non-Hiring.  During the Term, and for a period of 1 year after your last day of employment with the Company, you may not directly or indirectly recruit, solicit, or hire any Block Employee or otherwise induce any such Block Employee to leave the employment of Block, the Company and/or an Affiliate to become an employee of or otherwise be associated with any other party or with you or any company or business with which you are or may become associated.  The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

(c) Non-Solicitation.  During the Term, and for a period of 1 year after your last day of employment with the Company, you may not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this Section 6(c) will only apply to customers for whom you personally provided services while employed by the Company or an Affiliate or customers about whom or which you acquired material information while employed by the Company or an Affiliate.  The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

(d) No Conflicts.  You represent in good faith that, to the best of your knowledge, your performance of all the terms of the Agreement will not breach any agreement to which you are or were a party and which requires you to keep any information in confidence or in trust.  You have not brought and will not bring to the Company or Block nor will you use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from such former employer for their possession and use.  You have not and will not breach any obligation of confidentiality that you may have to former employers and you will fulfill all such obligations during your employment with the Company.

(e) Reasonableness of Restrictions.  You and the Company acknowledge that the restrictions contained in this Agreement are reasonable, but should any provisions of any Section of the Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and you to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

(f) Cooperation.  During the period of your employment hereunder and thereafter, you agree to reasonably assist and cooperate with Block and/or any Affiliate (and their outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by Block or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Block or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.  Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse you for the reasonable out-of-pocket expenses incurred as a result of such cooperation.

(g) Survival.  The obligations contained in this Section 6 shall survive the termination or expiration of the Term and your employment by the Company and shall be fully enforceable thereafter.

7.	Miscellaneous

(a) Third-Party Beneficiary.  The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon you under this Agreement and as to the right and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

(b) Block Guaranty.  Block and the Company hereby agree to be jointly and severally liable for the performance of all obligations and duties of the entities hereunder and the payment of all amounts and provision of all benefits due to you under this Agreement.

(c) Entire Agreement.  This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof.  No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by you and a duly authorized officer of the Company.  Failure of the Company, Block, or you to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions.  If, and to the extent that, any other written or oral agreement between you and Company or Block is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement will apply.

(d) Specific Performance.  The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or you for breach of any of the covenants and agreements set forth in Sections 5 and 6 herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

(e) Successors and Assigns.  This Agreement is binding upon you and your heirs, executors, assigns and administrators or your estate and property and will inure to the benefit of the Company, Block and their successors and assigns.  You may not assign or transfer to others the obligation to perform your duties hereunder.  The Company may assign this Agreement to an Affiliate with your consent, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.

(f) Withholding Taxes.  From any payments due hereunder to you from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings.  You remain primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company.  This Section 7(f) does not affect the Company’s obligation to “gross up” any benefits paid to you pursuant to Section 3(e) or Section 7(o).

(g) Indemnification.  To the fullest extent permitted by law and Block’s Bylaws, the Company and Block hereby indemnify, during and after the period of your employment hereunder, you from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent your interests (which expenses the Company will, to the extent so permitted, advance to you as the same are incurred) arising out of or in connection with the fact that you are or were a director, officer, attorney, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block.  Notwithstanding the foregoing, the indemnification provided in this Section 7(g) will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to your employment by any former employer or the termination of any such employment.

(h) D&O Insurance.  The Company and Block shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement on the most favorable terms as provided to any other director or executive officer of the Company or Block.

(i) Legal Expenses.  The Company will pay your legal fees and expenses incurred in connection with preparation of this Agreement not to exceed $35,000.  In the event of any dispute with the Company under this Agreement, your legal fees and expenses will be paid by the Company if you substantially prevail on any material claim or defense in the dispute.

(j) Right to Offset.  To the extent not prohibited by applicable law and not in violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and in addition to any other remedy, the Company has the right but not the obligation to offset any amount that you owe the Company under this Agreement against any amounts due to you by Block, the Company, or their Affiliates.

(k) Clawback.  If Block is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct or error (as determined by the Audit Committee or by the full Board), the Company, Block or any Affiliate may, in the discretion of the Committee, take action to recoup from you all or any portion of any bonuses, other incentive-based or equity-based compensation, and profits realized from the sale of Shares (each such amounts shall be referred to as an "Award") received by you, the amount of which had been determined in whole or in part upon performance goals relating to the restated financial results, or upon the Fair Market Value of Shares, regardless of whether you engaged in any misconduct or were at fault or responsible in any way for causing the need for the restatement. In such an event, the Company, Block or any Affiliate shall be entitled to recoup up to the amount, if any, by which the Award, or the Fair Market Value of the Shares, actually received by you exceeded the payment or Fair Market Value, as applicable, that would have been received based on the restated financial results, and any profits from the sale of Shares transferred pursuant to an Award in excess of the profits that would have been received based on the restated financial results. The Company’s, Block's and each Affiliate's right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Award.  Notwithstanding anything to the contrary, you shall reimburse the Company, Block or an Affiliate for bonuses, other incentive-based or equity-based compensation, and profits realized from the sale of Shares as required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  Any recoupment shall be made net of any taxes you paid (to the extent such taxes may not be recovered by you) on the compensation subject to recoupment.  The following definitions apply for purposes of this paragraph 7(k):

(i) "Fair Market Value" means, as of any given date, (i) if the Shares are listed on the New York Stock Exchange (or another U.S. national securities exchange), the closing price on the date at issue, or if there is no closing price on such date, the closing price on the last preceding day for which there was a closing price; (ii) if the Shares are not listed on the New York Stock Exchange (or another U.S. national securities exchange), a value determined by the reasonable application of a reasonable valuation method as determined by the Committee in accordance with Section 409A of the Code.

(ii) "Shares" means shares of the common stock, without par value, of the Company.

(l) Notices.  All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to you at: your address than on file with the Company’s payroll department and to the Company at: HRM Management, Inc., c/o H&R Block, Inc., One H&R Block Way, Kansas City, Missouri  64105, Attn: Corporate Secretary; or to such other address and/or person designated by either party in writing to the other party.  Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.

(m) Counterparts.  This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

(n) Section 409A.  It is intended that this Agreement will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(n) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  With respect to any reimbursement or in-kind benefit arrangements of the Company and its Affiliates that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which you remit the related taxes.

(o) Excise Tax.

(i) Gross-Up Payment.  In the event that a Change in Control occurs prior to the first anniversary of the Employment Date and it is determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company, Block or any of their Affiliates to or for your benefit (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local excise tax law, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, you retain from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.  Any Gross-Up Payment shall be paid to you (or for your benefit to the extent of the Company’s withholding obligation with respect to applicable taxes) no later than the due date for the payment of the Excise Tax.  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in any state and locality to which you are subject to income tax on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of state and local taxes.  Notwithstanding the foregoing provisions of this Section 7(o)(i), if it is determined that you are entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed by more than $100,000 the greatest amount (the “Safe Harbor Amount”) that could be paid to you such that the receipt of Payments would not give rise to any Excise Tax, then the amount payable under Section 4(d) of this Agreement shall be reduced (but not in excess of $100,000) so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount and no Excise Tax is payable by you.  For the avoidance of doubt, only payments under Section 4(d) will be subject to reduction under this Section 7(o)(i), and if the reduction of any such payments by up to $100,000 would not eliminate the Excise Tax, then no such reduction will be made and you will be entitled to the Gross-Up Payment.

(ii) Contingent Cutback.  In the event that a Change in Control occurs on or after the first anniversary of the Employment Date, to the extent that any Payment would be subject to the Excise Tax, then the Company shall pay or provide to you the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the Safe Harbor Amount.  The Payments to be reduced hereunder, if any, will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to you until the reduction specified herein is achieved.

(iii) Determinations.  All determinations required to be made under this Section 7(o) shall be made by a certified public accounting firm or executive compensation consulting firm, in either case of national standing (a “Qualified Firm”) as mutually agreed to by the Company and you (or, if the Company and you cannot reach such mutual agreement, each shall select a Qualified Firm and such Qualified Firms shall mutually select a third Qualified Firm) and such selected Qualified Firm shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Qualified Firm selected by the Company (and the third Qualified Firm if one is required to be selected) shall be borne solely by the Company.  Any determination by the Qualified Firm shall be binding upon the Company and you.  You shall cooperate, to the extent your reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(p) Arbitration.  The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means.  Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will, except as provided in Section 7(d), be adjudicated only by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration will be held in Kansas City, Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration.  The arbitrator(s) will, in their award, allocate between the parties the costs of arbitration, which will include reasonable attorneys’ fees of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just but in all events consistent with Section 7(i) above.

(q) Choice of Law.  This Agreement will be governed by, construed or enforced in accordance with the Laws of the State of Missouri, excluding any conflicts or law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

(r) Survival.  The provisions contained in Sections 3(d), 3(f), 4(c), 4(d), 5, 6, and 7 shall survive the termination or expiration of the Term and your employment by the Company.

Very truly yours,

H&R Block Management, LLC

Name:
Title:

BY SIGNING THIS AGREEMENT, I HEREBY CERTIFY THAT I (A) HAVE RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT, (B) HAVE READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT, (C) HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR I DESIRED TO CONSULT, INCLUDING LEGAL COUNSEL, (D) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS ABOUT THIS AGREEMENT AND HAVE RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS, AND (E) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

Accepted and agreed to:

        Alan Bennett

August __, 2010

Accepted and agreed to (for
Purposes of Sections 1, 3(d), 7(b), 7(g), and 7(h) hereof):

H&R Block, Inc.

Name:
Title:

August __, 2010

Exhibit A

Form of Award Agreement